Exhibit 99.1

BurgerFi Reports Preliminary Unaudited Fourth Quarter and Fiscal Year 2023 Results

Conference Call today, April 1, at 4:30 p.m ET

FORT LAUDERDALE, FL – April 1, 2024 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner BurgerFi, one of the nation’s leading fast-casual “better burger” dining brands, and Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), the high-quality, casual dining pizza brand, today reported preliminary unaudited financial results for the fourth quarter and fiscal year ended January 1, 2024.

Highlights for the Fourth Quarter 20231
•Total revenue was $41.5 million in the fourth quarter 2023 compared to $45.2 million in the fourth quarter 2022
▪Consolidated systemwide sales decreased to $65.0 million compared to $71.6 million in the prior period
▪Corporate-owned restaurant same-store sales decreased 3% at Anthony’s compared to the prior period
▪Systemwide sales for BurgerFi decreased 9% to $33.9 million compared to $38.7 million in the prior period
▪Systemwide same-store sales decreased 10% at BurgerFi compared to the prior period
•Opened three new franchised BurgerFi locations in Strongsville, Ohio, Arecibo, Puerto Rico and Rochester, New York and the first franchised co-branded restaurant in Kissimmee, Florida.
•Hourly turnover continued to decline significantly from the sequential quarter, with Anthony’s performing better than industry benchmarks, while BurgerFi continued to make considerable progress. Management turnover at BurgerFi continued approaching industry benchmarks.
•Consolidated food, beverage and paper expense margin improved 42 basis points compared to the prior period
•Consolidated restaurant-level operating expenses increased 147 basis points compared to the prior period
•Net loss improved to $10.6 million, or $(0.40) per diluted share, compared to a net loss of $26.2 million, or $(1.18) per diluted share, in the prior period
•Adjusted EBITDA1 of $0.7 million compared to $2.6 million in the prior period

Highlights for the Fiscal Year 20231
•Total revenue was $170.1 million in the fiscal year 2023 compared to $178.7 million in the fiscal year 2022
▪Consolidated systemwide sales decreased to $274.4 million compared to $289.6 million in the prior year
▪Corporate-owned restaurant same-store sales decreased 1% at Anthony’s compared to the prior year
▪Systemwide sales for BurgerFi decreased 7% to $148.8 million compared to the prior year
▪Systemwide same-store sales decreased 8% at BurgerFi compared to the prior year
•Opened eight new franchised BurgerFi locations, including the first dual-brand franchise location and acquired four locations from franchisees
•Consolidated food, beverage and paper expense margin improved 240 basis points compared to the prior year
•Consolidated restaurant-level operating expenses remained flat compared to the prior year
•Net loss improved to $30.7 million, or $(1.20) per diluted share, compared to a net loss of $103.4 million, or $(4.66) per diluted share, in the prior year
•Adjusted EBITDA1 of $6.1 million compared to $9.2 million in the prior year

Exhibit 99.1

Management Commentary

Carl Bachmann, Chief Executive Officer of BurgerFi, stated, “2023 was a challenging year at both Anthony’s and BurgerFi but, in no way indicative of the work this new management team is doing or where we intend to take the business over time. In fact, I am more convinced than ever that Anthony’s and BurgerFi are high quality brands with great opportunities ahead and strong growth potential. Leveraging my prior experience in turnaround situations at burger and pizza concepts, I implemented five key strategic priorities when I began eight months ago which should ultimately drive long-term, profitable growth.”

Bachmann continued, “Notably, we have already begun to see early leading indicators that our efforts are taking hold. While Anthony’s had a 3% decrease in same-store sales growth during the fourth quarter, it did experience a sequential improvement in same-store sales and traffic compared to the third quarter and an encouraging performance during the Christmas holidays. Like most of our peers, January was a challenging month, however, trends have improved sequentially, with March flat to slightly positive, adjusting for the Easter shift.”

Christopher Jones, Chief Financial Officer of BurgerFi, added, “This new management team is working hard every day executing a sound strategy that will increase sales and improve margins over time. During the fourth quarter, top line softness pressured margins, but that did not stop us from continuing to drive labor and cost efficiency, as evidenced by the ongoing declines in payroll and corporate expense dollars. With modest investments into inventory control systems at both brands and a new POS platform at Anthony’s, we are convinced that the more work we do, driving efficiencies today, the greater margin expansion opportunity we have, as we come out of the recovery.”

Fourth Quarter and Fiscal Year 2023 Key Metrics Summary1,2

	Consolidated
	Quarter Ended		Year Ended
(in thousands, except for percentage data)	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023[3]
Systemwide Restaurant Sales	$65,032	$71,626	$274,437	$289,640
Systemwide Restaurant Sales Growth	(8)%	(2)%	(5)%	—%
Systemwide Restaurant Same-Store Sales Growth	(6)%	(4)%	(4)%	(2)%
Corporate-Owned Restaurant Sales	$39,386	$41,878	$160,827	$166,198
Corporate-Owned Restaurant Sales Growth	(5)%	2%	(3)%	6%
Corporate-Owned Restaurant Same-Store Sales Growth	(5)%	(1)%	(4)%	2%
Franchise Restaurant Sales	$25,646	$29,748	$113,610	$123,442
Franchise Restaurant Sales Growth	(11)%	(7)%	(7)%	(7)%
Franchise Restaurant Same-Store Sales Growth	(8)%	(8)%	(6)%	(6)%
Digital Channel % of Systemwide Sales	32%	32%	32%	35%

Exhibit 99.1

	Quarter Ended
	January 1, 2024		January 2, 2023
(in thousands, except for percentage data)	Anthony's	BurgerFi	Anthony's3	BurgerFi
Systemwide Restaurant Sales	$31,142	$33,890	$32,962	$38,663
Systemwide Restaurant Sales Growth	(6)%	(9)%	2%	(5)%
Systemwide Restaurant Same-Store Sales Growth	(3)%	(10)%	1%	(9)%
Corporate-Owned Restaurant Sales	$31,085	$8,301	$32,962	$8,915
Corporate-Owned Restaurant Sales Growth	(6)%	(4)%	2%	2%
Corporate-Owned Restaurant Same-Store Sales Growth	(3)%	(14)%	1%	(10)%
Franchise Restaurant Sales	$57	$25,589	N/A	$29,748
Franchise Restaurant Sales Growth	100%	(11)%	N/A	(7)%
Franchise Restaurant Same-Store Sales Growth	N/A	(8)%	N/A	(8)%
Digital Channel % of Systemwide Sales	34%	31%	35%	29%

	Year Ended
	January 1, 2024		January 2, 2023
(in thousands, except for percentage data)	Anthony's	BurgerFi	Anthony's3	BurgerFi
Systemwide Restaurant Sales	$125,686	$148,750	$128,819	$160,821
Systemwide Restaurant Sales Growth	(2)%	(7)%	5%	(3)%
Systemwide Restaurant Same-Store Sales Growth	(1)%	(8)%	5%	(7)%
Corporate-Owned Restaurant Sales	$125,629	$35,198	$128,819	$37,379
Corporate-Owned Restaurant Sales Growth	(2)%	(5)%	5%	10%
Corporate-Owned Restaurant Same-Store Sales Growth	(1)%	(12)%	5%	(11)%
Franchise Restaurant Sales	$57	$113,553	N/A	$123,442
Franchise Restaurant Sales Growth	100%	(7)%	N/A	(7)%
Franchise Restaurant Same-Store Sales Growth	N/A	(6)%	N/A	(6)%
Digital Channel % of Systemwide Sales	33%	31%	37%	33%

1Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

2The fourth quarter and fiscal year 2023 reporting periods for BurgerFi changed to 4-4-5 calendar quarters with a 52-53 week fiscal year ending on the Monday nearest December 31 of each year to improve the alignment of financial and business processes following the acquisition of Anthony’s. We have adjusted for differences arising from the different fiscal-period ends for the quarter and fiscal year 2023 when comparing to 2022.

3Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same-Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same-Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

Exhibit 99.1

Fourth Quarter 2023 Financial Results

Total revenue decreased 8.3% to $41.5 million compared to $45.2 million in the year-ago quarter, primarily driven by a decrease in same-store sales at BurgerFi and Anthony’s partially offset by the additional revenue from new restaurants opened during the period. For the Anthony’s brand, same-store sales for the fourth quarter decreased 3% over the prior year period. For the BurgerFi brand, same-store sales decreased 14% and 8% in corporate-owned and franchised locations, respectively, over the prior year period.

Restaurant-level operating expenses for the fourth quarter of 2023 were $34.5 million compared to $36.4 million in the fourth quarter of 2022. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, increased 20 basis points for the fourth quarter of 2023, compared to the fourth quarter of 2022, due to lower leverage on sales partially offset by lower food, beverage and paper costs. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 660 basis points for the fourth quarter of 2023, compared to the fourth quarter of 2022, primarily due to lower leverage on sales.

Net loss in the fourth quarter of 2023 was $10.6 million compared to a net loss of $26.2 million in the year-ago quarter, primarily due to lower goodwill and fixed asset impairments, lower depreciation and amortization expenses, lower general and administrative expenses primarily due to lower litigation expenses partially offset by lost leverage on sales partially offset by lower food costs and other operating expenses.
Adjusted EBITDA in the fourth quarter of 2023 decreased $2.0 million to $0.7 million compared to $2.6 million in the fourth quarter of 2022, driven by lost leverage on sales partially offset by lower food costs and other operating expenses. See the definition of Adjusted EBITDA, a financial measure that is a non-generally accepted accounting principle in the United States (“GAAP”), and the reconciliation to the most comparable GAAP measure below.

Fiscal Year 2023 Financial Results

Total revenue in the fiscal year 2023 decreased 4.8% to $170.1 million compared to $178.7 million in fiscal year 2022, primarily driven by a decrease in same-store sales at BurgerFi and Anthony’s partially offset by the additional revenue from new corporate restaurants transferred from franchisees during the period. For the Anthony’s brand, same-store sales decreased 1% over the prior year period. For the BurgerFi brand, same-store sales decreased 12% and 6% in corporate-owned and franchised locations, respectively.

Restaurant-level operating expenses for the fiscal year of 2023 were $138.7 million compared to $144.2 million in the fiscal year 2022. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, decreased 90 basis points for fiscal year 2023, compared to the fiscal year 2022, due to lower leverage on sales partially offset by lower food, beverage and paper costs. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 350 basis points for the fiscal year 2023, compared to the fiscal year 2022, primarily due to lower leverage on sales.

Net loss in the fiscal year 2023 was $30.7 million compared to a net loss of $103.4 million in the fiscal year 2022, primarily due to lower food beverage and paper costs, lower asset impairments, lower share-based compensation expenses, lower depreciation and amortization expense, lower general and administrative expenses due to decreased litigation expense, partially offset by lower same-store sales, the absence of gains on employee retention credits, higher costs due to restructuring and lower gain on change in value of warrant liability compared to the prior year.

Adjusted EBITDA in the fiscal year 2023 decreased $3.1 million to $6.1 million compared to $9.2 million in the fiscal year 2022, primarily due to lost leverage on sales and lower systemwide restaurant sales partially offset by lower food costs and other operating expenses. Please see below for reconciliation of non-U.S. GAAP financial measure Adjusted EBITDA to the most directly comparable U.S. GAAP measure, net (loss) income on a consolidated basis and by segment. See the definition of Adjusted EBITDA, a non-GAAP financial measure, that is a non-GAAP, and the reconciliation to the most comparable GAAP measure below.

Exhibit 99.1

Restaurant Development

As of January 1, 2024, there were 168 total BurgerFi and Anthony’s restaurants, of which 108 were BurgerFi (28 corporate-owned and 80 franchised) and 60 were Anthony’s (59 corporate-owned and one franchised). During the year, there were eight BurgerFi franchised locations opened; no corporate stores were opened During the year, 13 franchised and one corporate-owned BurgerFi location(s) closed; and one corporate-owned Anthony’s location closed. During the fourth quarter 2023, there were three franchised BurgerFi openings, five franchised BurgerFi closures and no corporate-owned Anthony's closures.

For the first quarter of 2024, the Company opened one franchised BurgerFi location and one corporate-owned flagship location in New York City with the unveiling of the Better Burger Lab experience.

2024 Outlook

Management is updating its outlook for the fiscal year 2024:

•Annual revenues of $170-$180 million
•Low-single digit same-store sales growth for corporate-owned locations
•10 - 15 new restaurants, (9-14 franchised), including one new franchised Anthony's and our corporate-owned New York City BurgerFi flagship opened in March;
•Continued improvement in cost of goods driven by increased adoption of inventory management at both brands
•Adjusted EBITDA of $7 to $9 million; and
•Capital expenditures of approximately $2-3 million

Credit Agreement

The Company’s credit agreement (“Credit Agreement”) with a syndicate of banks has approximately $51.3 million in financing outstanding as of January 1, 2024, and expires on September 30, 2025. The Credit Agreement contains various covenants, including requirements for the Company to meet certain trailing twelve-month quarterly financial ratios and a minimum liquidity threshold. As of January 1, 2024, the Company was not in compliance with the minimum liquidity requirement of the Credit Agreement, which constitutes a breach of the Credit Agreement and an event of default. This outstanding financing is included in short-term borrowings, including finance leases on our consolidated balance sheets.

The Company has been actively engaged in discussions with its lenders to explore potential solutions regarding the default event and its resolution. We cannot, however, predict the results of any such negotiations.

Conference Call

The Company will hold a conference call today to discuss its fourth quarter and fiscal year 2023 results.

Date: Monday, April 1, 2024
Time: 4:30 p.m. Eastern time
Toll-free dial-in number: (833) 816-1403
International dial-in number: (412) 317-0496
Conference ID: 10186616

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Exhibit 99.1

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant that is temporarily closed, is included in the Same-Store Sales computation. A restaurant that is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

“Digital Channel” % of Systemwide Sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as % of Systemwide Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before goodwill impairment, asset impairment charges, employee retention credits, share-based compensation expense, depreciation and amortization expense, interest expense (which includes accretion on the value of preferred stock and interest accretion on the related party note), restructuring costs, merger, acquisition and integration costs, legal settlements, store closure costs, loss (gain) on change in value of warrant liability, pre-opening costs, (gain) loss on sale of assets and income tax expense (benefit).

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and corporate-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

About BurgerFi International (Nasdaq: BFI, BFIIW)
BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 168 locations.

Exhibit 99.1

Anthony’s. Anthony’s is a premium pizza and wing brand with 60 restaurants (59 corporate-owned casual restaurant locations and one dual brand franchise location), as of January 1, 2024. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America" by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021 and “The Absolute Best Wings in the U.S.” by Mashed in 2022. And named in “America's Favorite Restaurant Chains of 2022” by Newsweek.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 108 BurgerFi restaurants (80 franchised and 28 corporate-owned) as of January 1, 2024. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, All-Natural Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the non-GAAP measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Exhibit 99.1

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth strategies, social channel, customer engagement, improvement in online reviews, Credit Agreement negotiations, store opening plans and expectations regarding adjusted EBITDA in 2024, as well as statements set forth under the section entitled “2024 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 2, 2023, our Quarterly Reports on Form 10-Q, and when filed, our Annual Report on Form 10-K for the year ended January 1, 2024, and subsequent Quarterly Reports on Form 10-Q, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity, as well as to successfully realize the expected benefits of the acquisition of Anthony’s or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

The preliminary selected unaudited financial information as of January 1, 2024 and for the periods in the year then ended included in this press release are preliminary, are not a comprehensive statement of financial results for the fiscal year, and are provided prior to completion of all internal and external review and audit procedures and, therefore, are subject to adjustment. Actual results may vary from these estimates, and the variations may be material. Among the factors that could cause or contribute to material differences between the Company’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to, changes to the Company’s financial results for the year ended January 1, 2024 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s financial statements for the fiscal year are finalized and publicly released and other risks and uncertainties described above and in the Company’s filings with the Securities and Exchange Commission.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands)	January 1, 2024	January 2, 2023
Assets
Current Assets
Cash and cash equivalents	$7,556	$11,917
Accounts receivable, net	1,368	1,926
Inventory	1,190	1,320
Asset held for sale	732	732
Prepaid expenses and other current assets	1,654	2,564
Total Current Assets	12,500	18,459
Property & equipment, net	16,121	19,371
Operating right-of-use assets, net	46,052	45,741
Goodwill	31,621	31,621
Intangible assets, net	150,856	160,208
Other assets	1,326	1,380
Total Assets	$258,476	$276,780
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable - trade and other	$7,093	$8,464
Accrued expenses	8,537	10,589
Short-term operating lease liability	10,111	9,924
Other liabilities	4,117	6,241
Short-term borrowings, including finance leases	52,834	4,985
Total Current Liabilities	82,692	40,203
Non-Current Liabilities
Long-term borrowings, including finance leases	1,718	53,794
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of January 1, 2024 and January 2, 2023, $53 million principal redemption value	55,629	51,418
Long-term operating lease liability	44,631	40,748
Related party note payable	14,488	9,235
Warrant liability	182	195
Other non-current liabilities	740	1,017
Deferred income taxes	1,146	1,223
Total Liabilities	201,226	197,833
Stockholders’ Equity
Common stock, $0.0001 par value, 100,000,000, shares authorized, 26,832,691 and 22,257,772 shares issued and outstanding as of January 1, 2024 and January 2, 2023, respectively	2	2
Additional paid-in capital	315,107	306,096
Accumulated deficit	(257,859)	(227,151)
Total Stockholders’ Equity	57,250	78,947
Total Liabilities and Stockholders’ Equity	$258,476	$276,780

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended		Year Ended
(in thousands), except for per share data	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023
Revenue
Restaurant sales	$39,386	$42,246	$160,833	$167,201
Royalty and other fees	1,635	2,554	7,492	9,733
Royalty - brand development and co-op	447	435	1,775	1,786
Total Revenue	41,468	45,235	170,100	178,720
Restaurant level operating expenses:
Food, beverage and paper costs	10,529	11,470	42,858	48,487
Labor and related expenses	12,520	12,658	50,289	49,785
Other operating expenses	7,473	8,200	29,888	30,277
Occupancy and related expenses	3,959	4,035	15,656	15,607
General and administrative expenses	5,451	6,916	22,477	25,907
Depreciation and amortization expense	3,360	3,711	13,154	17,138
Share-based compensation expense	211	944	5,612	10,239
Brand development, co-op and advertising expense	1,205	871	4,233	3,870
Goodwill impairment	—	11,400	—	66,569
Asset impairment	4,566	6,946	4,524	6,946
Store closure costs	253	815	587	1,949
Restructuring costs	261	1,459	2,657	1,459
Pre-opening costs	203	—	203	474
Total Operating Expenses	49,991	69,425	192,138	278,707
Operating Loss	(8,523)	(24,190)	(22,038)	(99,987)
Other income, net	(2)	16	80	2,608
Gain on change in value of warrant liability	180	461	13	2,511
Interest expense, net	(2,320)	(2,096)	(8,828)	(8,659)
Loss before income taxes	(10,665)	(25,809)	(30,773)	(103,527)
Income tax benefit (expense)	67	(352)	65	95
Net Loss	$(10,598)	$(26,161)	$(30,708)	$(103,432)

Weighted average common shares outstanding:
Basic and Diluted	26,827,581	22,256,643	25,521,098	22,173,694

Net loss per common share:
Basic	$(0.40)	$(1.18)	$(1.20)	$(4.66)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Quarter Ended
	Consolidated		Anthony’s		BurgerFi
(in thousands)	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023
Revenue by Segment	$41,468	$45,235	$31,092	$32,962	$10,376	$12,273

Adjusted EBITDA Reconciliation by Segment:
Net Loss	$(10,598)	$(26,161)	$(1,946)	$(12,226)	$(8,652)	$(13,935)
Goodwill impairment	—	11,400	—	11,400	—	—
Asset impairment charges	4,566	6,946	1,240	256	3,326	6,690
Share-based compensation expense	211	944	167	—	44	944
Depreciation and amortization expense	3,360	3,711	1,110	1,475	2,250	2,236
Interest expense	2,320	2,096	1,213	1,214	1,107	882
Restructuring costs	261	1,459	60	763	201	696
Merger, acquisition and integration costs	94	316	28	41	66	275
Legal settlements	246	1,229	—	34	246	1,195
Store closure costs	253	815	108	8	145	807
(Gain) on change in value of warrant liability	(180)	(461)	—	—	(180)	(461)
Pre-opening costs	203	—	—	—	203	—
(Gain) loss on sale of assets	2	(16)	2	19	—	(35)
Income tax (benefit) expense	(67)	352	(63)	(339)	(4)	691
Adjusted EBITDA	$671	$2,630	$1,919	$2,645	$(1,248)	$(15)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segment Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Year Ended
	Consolidated		Anthony’s		BurgerFi
(in thousands)	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023	January 1, 2024	January 2, 2023
Revenue by Segment	$170,100	$178,720	$125,637	$128,819	$44,463	$49,901

Adjusted EBITDA Reconciliation by Segment:
Net Loss	$(30,708)	$(103,432)	$(3,132)	$(53,057)	$(27,576)	$(50,375)
Goodwill impairment	—	66,569	—	49,064	—	17,505
Asset impairment charges	4,524	6,946	1,240	256	3,284	6,690
Employee retention credits	—	(2,626)	—	—	—	(2,626)
Share-based compensation expense	5,612	10,239	188	—	5,424	10,239
Depreciation and amortization expense	13,154	17,138	4,544	7,567	8,610	9,571
Interest expense	8,828	8,659	4,766	4,816	4,062	3,843
Restructuring costs	2,657	1,459	1,068	763	1,589	696
Merger, acquisition and integration costs	818	2,787	127	154	691	2,633
Legal settlements	564	1,623	99	35	465	1,588
Store closure costs	587	1,949	303	16	284	1,933
(Gain) on change in value of warrant liability	(13)	(2,511)	—	—	(13)	(2,511)
Pre-opening costs	203	474	—	—	203	474
(Gain) loss on sale of assets	(93)	(15)	(94)	19	1	(34)
Income tax (benefit) expense	(65)	(95)	(61)	(335)	(4)	240
Adjusted EBITDA	$6,068	$9,164	$9,048	$9,298	$(2,980)	$(134)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Year Ended
	January 1, 2024		January 2, 2023		January 1, 2024		January 2, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$39,386	100.0%	$42,246	100.0%	$160,833	100.0%	$167,201	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	10,529	26.7%	11,470	27.2%	42,858	26.6%	48,487	29.0%
Labor and related expenses	12,520	31.8%	12,658	30.0%	50,289	31.3%	49,785	29.8%
Other operating expenses	7,473	19.0%	8,200	19.4%	29,888	18.6%	30,277	18.1%
Occupancy and related expenses	3,959	10.1%	4,035	9.6%	15,656	9.7%	15,607	9.3%
Total	$34,481	87.5%	$36,363	86.1%	$138,691	86.2%	$144,156	86.2%

Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Year Ended
	January 1, 2024		January 2, 2023		January 1, 2024		January 2, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$31,085	100.0%	$32,962	100.0%	$125,629	100.0%	$128,819	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,221	26.4%	8,781	26.6%	32,592	25.9%	36,618	28.4%
Labor and related expenses	9,730	31.3%	9,979	30.3%	39,114	31.1%	38,789	30.1%
Other operating expenses	5,534	17.8%	6,193	18.8%	22,035	17.5%	22,237	17.3%
Occupancy and related expenses	2,926	9.4%	2,998	9.1%	11,904	9.5%	11,798	9.2%
Total	$26,411	85.0%	$27,951	84.8%	$105,645	84.1%	$109,442	85.0%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Year Ended
	January 1, 2024		January 2, 2023		January 1, 2024		January 2, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$8,301	100.0%	$9,284	100.0%	$35,204	100.0%	$38,382	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,308	27.8%	2,689	29.0%	10,266	29.2%	11,869	30.9%
Labor and related expenses	2,790	33.6%	2,679	28.9%	11,176	31.7%	10,996	28.6%
Other operating expenses	1,939	23.4%	2,007	21.6%	7,852	22.3%	8,040	20.9%
Occupancy and related expenses	1,033	12.4%	1,037	11.2%	3,752	10.7%	3,809	9.9%
Total	$8,070	97.2%	$8,412	90.6%	$33,046	93.9%	$34,714	90.4%

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segmented Unit Counts

	Quarter Ended January 1, 2024			Year Ended January 1, 2024

	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	87	81	168	87	81	168

BurgerFi stores, beginning of the period	26	84	110	25	89	114
BurgerFi stores opened	—	3	3	—	8	8
BurgerFi stores transferred/sold	2	(2)	—	4	(4)	—
BurgerFi stores closed	—	(5)	(5)	(1)	(13)	(14)
BurgerFi total stores, end of the period	28	80	108	28	80	108

Anthony's stores, beginning of period	59	—	59	60	—	60
Anthony's stores opened	—	1	1	—	1	1
Anthony's stores closed	—	—	—	(1)	—	(1)
Anthony's total stores, end of the period	59	1	60	59	1	60